FORM 15

      [Adopted in Release No. 34-20784 (Paragraph 83,508), March 22, 1984,
                   effective March 30, 1984, 49 F.R., 12688.]

                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15
                                     -------

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-17151

                          PAINEWEBBER/CMJ PROPERTIES LP
                          -----------------------------
             (Exact name of registrant as specified in its charter)

265 Franklin Street, Boston, Massachusetts 02110              (617) 439-8118
-------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Units of Limited Partnership Interest
                      -------------------------------------
             (Title of each class of securities covered by this Form)



Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains: None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)        [  x  ]     Rule 12h-3(b) (1) (ii)      [     ]
Rule 12g-4(a) (1) (ii)       [     ]     Rule 12h-3(b) (2) (i)       [     ]
Rule 12g-4(a) (2) (i)        [     ]     Rule 12h-3(b) (2) (ii)      [     ]
Rule 12g-4(a) (2) (ii)       [     ]     Rule 15d-6                  [     ]
Rule 12h-3(b) (1) (i)        [  x  ]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934 PaineWebber/CMJ Properties LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  August 25, 2000             PaineWebber/CMJ Properties LP


                                   By:   PW Shelter Fund, Inc.
                                         ---------------------
                                         Managing General Partner


                                    By:    /s/ Walter V. Arnold
                                           --------------------
                                    Name:  Walter V. Arnold
                                    Title: Senior Vice President and
                                           Chief Financial Officer